EXHIBIT 99.1
ULURU NEWS

Contact: Company
Renaat E. Van den Hooff
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

 ULURU INC. ANNOUNCES STATUS OF YORK NOTE RECEIVABLE

Addison, Texas, July 24, 2009; ULURU Inc. (NYSE AMEX: ULU) ULURU Inc. (“Company”) today announced that it has collected $1,024,544 which represents all of the accrued and unpaid principal and interest associated with the Promissory Note (“Note Agreement”) between the Company and York Pharma, plc (“York”).

In order to consummate the remittance, on July 22, 2009, the Company entered into a Forbearance Agreement where the Company agreed, in exchange for a payment of $250,000, to forbear for a period of no more than seven days from exercising its rights and remedies under the Note Agreement and certain related loan documents.

The payment received from York was applied first to unpaid interest and then the remainder to reduce the aggregate principal amount owed to the Company. Accordingly, the aggregate principal amount payable to the Company was reduced to $774,246.  The Forbearance Agreement provided that the remaining principal would accrue interest at an increased rate of 14% per annum.

On July 24, 2009, the Company assigned all of its interest in and to its rights, benefits and obligations under the Note Agreement to an unrelated third party in exchange for a cash payment of $774,246 plus all accrued but unpaid interest.  As a result of such assignment, the Company no longer has any interest in the Loan Documents.

Renaat Van den Hooff, President & CEO of ULURU Inc., commented: “We are very pleased that we’ve been able to recuperate the amounts owed to our Company. It certainly gives us more breathing room and allows us to focus on the available options for strategic partnerships and continuation of our business plan”.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers with improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and its OraDisc™ transmucosal delivery system.  For more information about ULURU Inc., please visit www.uluruinc.com.  For more information about Altrazeal™, please visit www.Altrazeal™.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including statements relating to the company’s clinical results and the company’s restructuring and planned sale of non-strategic assets. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed by us with the Securities and Exchange Commission.